Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL

July 19, 2023

VIA E-MAIL

Simona C. King

[*]

Re: Terms of Separation

Dear Simona:

This letter confirms the agreement (“Agreement”) between you and Passage Bio, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.Separation Date:  As a result of a reduction in force, your employment with the Company is being terminated effective July 28, 2023 (the “Separation Date”).
2.Resignation from Officer Positions: Effective as of the Separation Date, you hereby resign from all officer positions with the Company without the need of acceptance or any further action by the Company.
3.Final Pay: The Company will provide you one or more final paychecks for all wages, salary, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date.
4.Separation Benefits:  In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following (collectively, the “Separation Benefits”):
a.Severance:  The Company agrees to pay you, within ten (10) business days following the Separation Date (as defined below and provided this Agreement has become effective by such date) of this Agreement, a lump sum payment in the gross amount of $466,650, less applicable state and federal payroll deductions, which equals twelve (12) months of your base salary;
b.Retention Payment:  The Company will pay to you, within ten (10) business days following the Separation Date (as defined below and provided this Agreement has become effective by such date) a lump sum payment in the gross amount of $200,000, less applicable state and federal payroll deductions, which is equal to the retention payment due to you pursuant to the retention memo dated December 8, 2022 (the “Retention Memo”);
c.Retention RSU:  The RSU for 50,000 shares granted to you pursuant to the Retention Memo will vest in 31,250 shares as of the Separation Date, which is the pro-rata amount of the grant that has vested based on your Separation Date;

d.COBRA Payment:  The Company will pay you a lump sum of $33,370.96, less applicable state and federal payroll deductions, which is equal to twelve (12) months of the monthly COBRA premium you would be required to pay to continue your group health coverage in effect on the Separation Date, payable within ten (10) business days following the Effective Date of this Agreement;
e.Stock Option Exercise Deadline Extension:  The Company agrees to extend your post-employment stock option exercise deadline for one year, as described more fully in Section 7 below; and
f.Partial Acceleration of Equity Vesting:  The Company agrees to partially accelerate vesting of your Options (as defined below), as described more fully in Section 7 below.

By signing below, you expressly acknowledge that the Separation Benefits fully satisfy any and all (i) severance obligations the Company may have to you under Section 5 of the Amended and Restated Employment Agreement that you entered into with the Company on August 23, 2021 (the “Employment Agreement”) or otherwise, and (ii) retention obligations the Company may have to you under the Retention Memo.

5.Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
6.Proprietary Information:  You hereby acknowledge that you are bound by the attached Employee Invention Assignment, Confidentiality, and Non-Competition Agreement (Exhibit A hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.
7.Stock Options:  You were granted options to purchase shares of the Company’s common stock (the “Options”) pursuant to the applicable Stock Option Agreements that you entered into with the Company and the Company’s 2020 Equity Incentive Plan (and/or the Company’s 2021 Inducement Equity Plan) (hereafter collectively referred to as the (“Stock Option Agreements”), as summarized in Exhibit B.  Effective as of the Separation Date, your vesting in any shares subject to the Options shall cease.  However, if you execute this Agreement and it becomes effective on its terms, the Company agrees to partially accelerate the vesting of your Options as set forth in the “Revised Vesting Schedule” column in Exhibit B, effective as of the Separation Date. Per the Stock Option Agreements, you will have three (3) months following the Separation Date to exercise any vested shares (including the shares subject to accelerated vesting) subject to the Options.  After this date, you will no longer have a right to exercise the Options as to any shares.  However, if you execute this Agreement and it becomes effective on its terms, the Company agrees to extend your post-employment deadline to exercise any vested shares (including the shares subject to accelerated vesting) subject to the Options to the one (1) year anniversary of the Separation Date.  You acknowledge that the foregoing extension to the exercise period may cause an incentive stock option to be reclassified as a non-qualified stock option under applicable tax laws, and that you and not the Company shall be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the Options.  Your rights concerning the Options will continue to be governed by the Stock Option Agreements.
8.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company.  To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Pennsylvania Human Relations Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims of sexual harassment or other unlawful harassment, and/or claims based on disability or under the Americans with Disabilities Act.
b.You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee.  With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

c. You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

9.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
10.Protected Rights:  You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Non-disparagement and Confidentiality sections contained herein, limits, impedes or restricts: (a) your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); or (b) if you are a non-supervisory (as defined under the National Labor Relations Act (the “NLRA”)) Company employee, you from exercising your protected rights under Section 7 of the NLRA, including your right to file an unfair labor practice charge with the NLRB and/or assist other current or former Company employees in doing so.  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
11.Mutual Non-disparagement:  Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, make any disparaging oral or written statements that are disloyal or maliciously untrue (and specifically, made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements) regarding the Company and/or its products, services, directors, officers, employees and affiliated entities, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. The Company agrees that its current officers and directors, for so long as they are employed by or providing board service to the Company, will not disparage you with any written or oral statement.
12.Arbitration:  Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Philadelphia, Pennsylvania through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.  Any arbitration may be initiated by a written demand to the other party.  The arbitrator’s decision shall be final, binding, and conclusive.  The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law.  The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
13.Attorneys’ Fees:  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

14.Confidentiality:  Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order.
15.No Admission of Liability:  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.  This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
16.Complete and Voluntary Agreement:  This Agreement, together with the Stock Option Agreements and any exhibits attached hereto, constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including the Employment Agreement.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
17.Severability:  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
18.Modification; Counterparts; Facsimile/PDF Signatures:  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original and a copy of a signature will be equally admissible in any legal proceeding as if an original.
19.Review of Separation Agreement; Expiration of Offer:  You understand that you may take up to forty-five (45) days to consider this Agreement (the “Consideration Period”).  The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire.  By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement.  You also acknowledge that at the time you were first provided this Agreement to consider, you were also provided with the attached document entitled “Information Concerning Reduction in Force” (Exhibit C hereto).  You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period.
20.Effective Date:  This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
21.Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me.  I wish you the best in your future endeavors.

Sincerely,

Passage Bio, Inc.

By: /s/ Will Chou

Will Chou, MD

President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Simona King  Date: 07/19/2023
Simona C. King

EXHIBIT A

Employee Invention Assignment, Confidentiality, and Non-Competition Agreement

[*]

EXHIBIT B

OPTION AMENDMENT

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Exhibit 10.2

EXHIBIT C

INFORMATION CONCERNING REDUCTION IN FORCE

PASSAGE BIO, INC.

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